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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                            Three Months Ended
                                                                  March 31,
                                                         1999               1998
                                                   -------------------------------------

INCOME
Net Income                                             $  614,611       $  745,618
Less: preferred stock dividend requirements               450,225          450,772
Net income applicable to common stock              -------------------------------------
                                                          164,386          294,846

SHARES
Weighted average number of common shares outstanding       22,077           22,077

NET INCOME PER SHARE                                   $     7.45       $    13.36
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